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                                                                      EXHIBIT 23


                         Independent Auditors' Consent
                         -----------------------------


The Board of Directors
Oncogene Science, Inc.:


We consent to incorporation by reference in the registration statements on Forms S-3 (No. 333-12593 and No. 333-2451) and on Forms S-8 (No. 333-06861, No.
33-64713, No. 33-60182, No. 33-38443 and No. 33-8980) of Oncogene Science, Inc.
of our report dated December 3, 1996, relating to the consolidated balance sheets of Oncogene Science, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which reports appears in the September 30, 1996 annual report on Form 10-K of Oncogene Science, Inc.



                                                KPMG PEAT MARWICK LLP


Jericho, New York
December 23, 1996